EXHIBIT 99.1

Eagle Bancorp Montana Earns a Record $1.3 Million, or $0.32 Per Diluted Share, in 2Q16; Increases Regular Quarterly Cash Dividend to $0.08 per Share and Announces Stock Repurchase Plan

HELENA, Mont., July 28, 2016 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 59.6% to $1.3 million, or $0.32 per diluted share, in the second quarter of 2016, compared to $792,000, or $0.21 per diluted share, in the second quarter a year ago.  In the preceding quarter, Eagle earned $647,000, or $0.17 per diluted share.

In the first six months of 2016, net income increased 62.2% to $1.9 million, or $0.49 per diluted share, compared to $1.2 million, or $0.30 per diluted share, in the first six months of 2015.

“Our second quarter financial results reflect strong loan and deposit growth, robust mortgage production and only moderate increases in operating expenses,” said Peter J. Johnson, President and CEO.  “Our focus on gathering core deposits, growing the loan portfolio and expanding our customer base throughout Montana continues to gain momentum.  As we improve our revenue generation while holding the line on overhead expenses, our operating efficiency is beginning to show reliable improvement.”

Eagle’s board of directors declared a regular quarterly cash dividend of $0.08 per share.  The dividend will be payable September 2, 2016 to shareholders of record August 12, 2016. The current annualized yield is 2.45% at recent market prices.

Second Quarter 2016 Highlights (at or for the three month period ended June 30, 2016, except where noted)

  Net income grew 59.6% to $1.3 million, or $0.32 per diluted share in the second quarter, compared to $792,000, or $0.21 per diluted share in the second quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 12.7% to $8.7 million compared to $7.8 million in the same period a year ago.
  Net interest margin remained healthy at 3.31%.
  Total loans increased 5.0% to $443.9 million at June 30, 2016, compared to $422.9 million three months earlier and increased 23.9% compared to $358.4 million a year earlier.
  Commercial real estate loans increased 43.7% to $200.8 million at June 30, 2016, compared to $139.8 million a year earlier, and remain well within regulatory concentration limits.
  Total deposits increased 9.3% to $508.9 million at June 30, 2016, from $465.6 million a year earlier.
  Capital ratios remain strong with a tangible shareholders equity ratio of 10.11% at June 30, 2016.
  Increased quarterly cash dividend to $0.08 per share, providing a 2.45% current yield at recent market prices.

Balance Sheet Results

Total assets increased 13.7% to $663.3 million at June 30, 2016, compared to $583.4 million a year earlier, and increased 3.2% compared to $643.0 million three months earlier.  Total loans increased 5.0% to $443.9 million at June 30, 2016, compared to $422.9 million three months earlier and increased 23.9% compared to $358.4 million a year earlier.  “Loan growth picked up again during the quarter, with our loan pipeline showing strong demand for  C&I and commercial real estate loans,” added Johnson.

Eagle originated $80.5 million in new residential mortgages during the quarter, excluding construction loans, and sold $68.7 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.62%.  This production compares to residential mortgage originations of $55.8 million in the preceding quarter with sales of $52.1 million.

Commercial real estate loans increased 43.7% to $200.8 million at June 30, 2016, compared to $139.8 million a year earlier, while residential mortgage loans increased 8.8% to $116.2 million compared to $106.9 million a year earlier.  Home equity loans increased 16.8% to $47.8 million, commercial loans increased 5.6% to $49.0 million, and construction loans increased 55.8% to $16.4 million, compared to a year ago.

Eagle’s total deposits increased 9.3% to $508.9 million at June 30, 2016, compared to $465.6 million a year earlier and were up 2.9% compared to $494.4 million at March 31, 2016.  As of June 30, 2016, checking and money market accounts represent 51.9%, savings accounts represent 16.9%, and CDs comprise 31.2% of the total deposit portfolio.

Shareholders’ equity improved to $59.0 million at June 30, 2016, compared to $56.5 million three months earlier and $53.7 million one year earlier.  Tangible book value improved to $13.63 per share at June 30, 2016, compared to $12.97 per share at March 31, 2016 and $12.05 per share a year earlier.

Operating Results

“Our second quarter net interest margin contracted compared to the second quarter a year ago due to the additional interest expense from the subordinated debt issuance in the middle of 2015,” Johnson said.  Eagle’s net interest margin was 3.31% in the second quarter compared to 3.35% in the preceding quarter and 3.46% in the second quarter a year ago.  In the first six months of the year, Eagle’s net interest margin was 3.33% compared to 3.41% in the same period one year ago.  Funding costs for the quarter were up 12 basis points while asset yields decreased three basis points compared to a year ago.  The investment securities portfolio decreased to $140.4 million at June 30, 2016, compared to $148.8 million a year ago, which had a slight positive impact on the average yields on earning assets.

Eagle’s second quarter revenues increased 12.7% to $8.7 million compared to $7.8 million in both the preceding quarter and in the second quarter a year ago.  In the first six months of 2016, revenues increased 11.1% to $16.5 million, compared to $14.9 million in the first six months of 2015.  Net interest income before the provision for loan loss was $4.9 million in the second quarter, which was unchanged compared to the preceding quarter and increased 10.1% compared to $4.5 million in the second quarter a year ago.  In the first six months of the year, net interest income increased 12.6% to $9.8 million, compared to $8.7 million in the first six months of 2015.

Primarily a result of the net gain on sale of loans during the quarter, noninterest income increased 31.4% to $3.8 million in the second quarter, compared to $2.9 million in the preceding quarter, and increased 16.2% compared to $3.3 million in the second  quarter a year ago.  Year-to-date, noninterest income increased 8.9% to $6.7 million compared to $6.2 million in the first six months a year ago.  Second quarter noninterest expenses were $6.7 million, compared to $6.5 million in both the preceding quarter and the year ago quarter.  Year-to-date, noninterest expense was up modestly to $13.2 million compared to $12.8 million in the first six months of 2015.

Credit Quality

Eagle’s second quarter provision for loan losses was $459,000, compared to $450,000 in the preceding quarter and $328,000 in the second quarter a year ago.  As of June 30, 2016, the allowance for loan losses represented 196.0% of nonperforming loans compared to 168.7% three months earlier and 501.7% a year earlier.  At June 30, 2016, nonperforming loans (NPLs) were $2.2 million, which was down slightly compared to $2.3 million three months earlier, and an increase compared to $588,000 a year earlier.

Second quarter net charge-offs totaled $139,000, compared to $60,000 in the preceding quarter and $3,000 in the second quarter a year ago.  The allowance for loan losses was $4.3 million, or 0.96% of total loans at June 30, 2016, compared to $3.9 million, or 0.93% of total loans at March 31, 2016, and $3.0 million, or 0.82% of total loans a year ago.

OREO and other repossessed assets was $565,000 at June 30, 2016, which was down slightly compared to $606,000 at March 31, 2016.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $2.7 million at June 30, 2016, or 0.41% of total assets, compared to $2.9 million, or 0.46% of total assets three months earlier and $1.2 million, or 0.21% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders’ equity to tangible asset of 10.11% at June 30, 2016.  (Shareholders’ equity, plus trust preferred securities and subordinated debt, less goodwill and core deposit intangible to tangible assets).

During the second quarter of 2015, Eagle issued $10.0 million in subordinated debt.  The subordinated notes were issued on June 19, 2015, bear a fixed rate of interest of 6.75% per annum, payable quarterly, and mature on June 19, 2025.  The net cash proceeds from the sale of the subordinated notes were $9.9 million, and the subordinated notes qualify as Tier 2 capital for regulatory purposes.  The net proceeds from the offering are being used for general corporate purposes, to support organic growth and fund acquisitions should appropriate opportunities arise.

Stock Repurchase

Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 2.6% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
		As Restated
	June 30,	March 31,	June 30,
	2016	2016	2015

Assets:
Cash and due from banks	$5,579	$5,620	$8,108
Interest-bearing deposits with banks	844	993	619
Total cash and cash equivalents	6,423	6,613	8,727
Securities available-for-sale, at market value	140,449	145,070	148,766
FHLB stock, at cost	3,735	3,564	2,326
FRB stock	871	871	642
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	21,246	18,284	17,184
Loans:
Residential mortgage (1-4 family)	116,207	113,364	106,852
Commercial loans	48,982	40,614	46,372
Commercial real estate	200,848	194,479	139,812
Construction loans	16,382	15,673	10,513
Consumer loans	14,618	14,229	14,480
Home equity	47,842	45,404	40,946
Unearned loan fees	(951)	(882)	(605)
Total loans	443,928	422,881	358,370
Allowance for loan losses	(4,260)	(3,940)	(2,950)
Net loans	439,668	418,941	355,420
Accrued interest and dividends receivable	2,274	2,213	2,337
Mortgage servicing rights, net	5,196	4,988	4,517
Premises and equipment, net	17,965	18,145	18,459
Cash surrender value of life insurance	14,683	12,598	11,898
Real estate and other assets acquired in settlement of loans, net	565	606	623
Goodwill	7,034	7,034	7,034
Core deposit intangible	449	481	588
Other assets	2,623	3,441	4,691
Total assets	$663,336	$643,004	$583,367

Liabilities:
Deposit accounts:
Noninterest bearing	88,327	90,517	69,565
Interest bearing	420,555	403,877	396,016
Total deposits	508,882	494,394	465,581
Accrued expense and other liabilities	5,000	5,933	5,463
FHLB advances and other borrowings	75,491	71,204	43,611
Subordinated debentures, net	14,959	14,954	15,005
Total liabilities	604,332	586,485	529,660

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,779,464, 3,779,464, and 3,822,981 shares outstanding
at June 30, 2016, March 31, 2016 and June 30, 2015, respectively)	41	41	41
Additional paid-in capital	22,168	22,157	22,129
Unallocated common stock held by employee stock ownership plan (ESOP)	(891)	(933)	(1,057)
Treasury stock, at cost (303,663, 303,663 and 260,146 shares at
June 30, 2016, March 31, 2016 and June 30, 2015, respectively)	(3,321)	(3,321)	(2,810)
Retained earnings	38,626	37,655	36,490
Accumulated other comprehensive income (loss)	2,381	920	(1,086)
Total shareholders' equity	59,004	56,519	53,707
Total liabilities and shareholders' equity	$663,336	$643,004	$583,367

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
		As Restated
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Interest and dividend Income:
Interest and fees on loans	$4,955	$4,837	$4,255	$9,792	$8,217
Securities available-for-sale	740	747	737	1,487	1,496
FRB and FHLB dividends	35	31	20	66	20
Interest on deposits with banks	1	-	1	1	1
Other interest income	-	3	2	3	5
Total interest and dividend income	5,731	5,618	5,015	11,349	9,739
Interest Expense:
Interest expense on deposits	381	355	356	736	693
Advances and other borrowings	212	201	128	413	271
Subordinated debentures	195	194	42	389	63
Total interest expense	788	750	526	1,538	1,027
Net interest income	4,943	4,868	4,489	9,811	8,712
Loan loss provision	459	450	328	909	650
Net interest income after loan loss provision	4,484	4,418	4,161	8,902	8,062

Noninterest income:
Service charges on deposit accounts	211	199	243	410	466
Net gain on sale of loans	2,438	1,718	1,856	4,156	3,487
Mortgage loan servicing fees	442	363	422	805	837
Wealth management income	159	136	111	295	296
Interchange and ATM fees	223	202	164	425	290
Appreciation in cash surrender value of life insurance	113	112	105	225	210
Net gain on sale of available-for-sale securities	84	-	48	84	234
Net loss on sale of OREO	(12)	-	-	(12)	-
Net loss on fair value hedge	-	-	-	-	(93)
Other noninterest income	148	166	326	314	430
Total noninterest income	3,806	2,896	3,275	6,702	6,157

Noninterest expense:
Salaries and employee benefits	3,916	3,690	3,639	7,606	7,018
Occupancy and equipment expense	671	789	733	1,460	1,469
Data processing	463	548	536	1,011	1,045
Advertising	150	188	174	338	393
Amortization of mortgage servicing fees	285	228	205	513	422
Amortization of core deposit intangible and tax credits	111	112	101	223	201
Federal insurance premiums	123	83	73	206	168
Postage	34	54	43	88	89
Legal, accounting and examination fees	61	98	133	159	289
Consulting fees	34	83	211	117	451
Other noninterest expense	838	675	624	1,513	1,288
Total noninterest expense	6,686	6,548	6,472	13,234	12,833

Income before income taxes	1,604	766	964	2,370	1,386
Income tax provision	340	119	172	459	208
Net income	$1,264	$647	$792	$1,911	$1,178

Basic earnings per share	$0.34	$0.17	$0.21	$0.51	$0.31
Diluted earnings per share	$0.32	$0.17	$0.21	$0.49	$0.30
Weighted average shares
outstanding (basic EPS)	3,779,464	3,779,464	3,822,981	3,779,464	3,833,739
Weighted average shares
outstanding (diluted EPS)	3,873,171	3,873,171	3,860,236	3,873,171	3,870,994

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	As Restated
	June 30	March 31	June 30
	2016	2016	2015
Asset Quality:
Nonaccrual loans	$2,040	$1,580	$541
Loans 90 days past due	89	710	-
Restructured loans, net	44	45	47
Total nonperforming loans	2,173	2,335	588
Other real estate owned and other repossessed assets	565	606	623
Total nonperforming assets	$2,738	$2,941	$1,211
Nonperforming loans / portfolio loans	0.49%	0.55%	0.16%
Nonperforming assets / assets	0.41%	0.46%	0.21%
Allowance for loan losses / portfolio loans	0.96%	0.93%	0.82%
Allowance / nonperforming loans	196.04%	168.74%	501.70%
Gross loan charge-offs for the quarter	$148	$63	$4
Gross loan recoveries for the quarter	$9	$3	$1
Net loan charge-offs for the quarter	$139	$60	$3

Capital Data (At quarter end):
Tangible book value per share	$13.63	$12.97	$12.05
Shares outstanding	3,779,464	3,779,464	3,822,981

Profitability Ratios (For the quarter):
Efficiency ratio*	75.15%	82.90%	82.06%
Return on average assets	0.78%	0.41%	0.56%
Return on average equity	8.76%	4.56%	5.96%
Net interest margin	3.31%	3.35%	3.46%

Profitability Ratios (Year-to-date):
Efficiency ratio *	78.79%	82.90%	84.96%
Return on average assets	0.60%	0.41%	0.42%
Return on average equity	6.68%	4.56%	4.39%
Net interest margin	3.33%	3.35%	3.41%

Other Information
Average total assets for the quarter	$649,585	$631,998	$567,553
Average total assets year to date	$641,188	$631,998	$559,524
Average earning assets for the quarter	$596,479	$581,594	$518,291
Average earning assets year to date	$589,432	$581,594	$511,356
Average loans for the quarter **	$448,158	$428,408	$360,782
Average loans year to date **	$438,283	$428,408	$349,895
Average equity for the quarter	$57,746	$56,767	$53,193
Average equity year to date	$57,257	$56,767	$53,642
Average deposits for the quarter	$493,879	$480,255	$457,743
Average deposits year to date	$487,463	$480,255	$451,931

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007